UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*

                              SUNTERRA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)
                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   86787D 20 8
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)
                            CD CAPITAL MANAGEMENT LLC
                       2 NORTH RIVERSIDE PLAZA, SUITE 720
                             CHICAGO, ILLINOIS 60606
                            ATTENTION: JOHN ZIEGELMAN
                            TELEPHONE: (312) 466-3226
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                                 with copies to:

                 GREENBERG TRAURIG, LLP                                    GREENBERG TRAURIG, LLP
                  THE METLIFE BUILDING                                      77 WEST WACKER DRIVE
                     200 PARK AVENUE                                       CHICAGO, ILLINOIS 60601
                   NEW YORK, NY 10166                                ATTENTION: PETER H. LIEBERMAN, ESQ.
          ATTENTION: CLIFFORD E. NEIMETH, ESQ.                            TELEPHONE: (312) 456-8400
                TELEPHONE: (212) 801-9200

                               SEPTEMBER 12, 2006
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a Statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                PAGE 1 OF 7 PAGES

-------------------------------------------------------------------------------
CUSIP No. 86787D 20 8         SCHEDULE 13D/A              Page 2 of 7 Pages

-------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON: CD CAPITAL MANAGEMENT LLC

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     31-1816593
-------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [x]
                                                                       (b) [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE

-------------------------------------------------------------------------------
                 NUMBER OF           7.  SOLE VOTING POWER
                    SHARES                537,772 (SEE ITEM 5)
                 BENEFICIALLY        ------------------------------------------
                   OWNED BY          8.   SHARED VOTING POWER -0- (SEE
                EACH REPORTING            ITEM 5)
                    PERSON           ------------------------------------------
                     WITH            9.   SOLE DISPOSITIVE POWER 537,772
                                          (SEE ITEM 5)
                                     ------------------------------------------
                                     10.  SHARED DISPOSITIVE POWER
                                          -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     537,772
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES
-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.7% OF COMMON STOCK(1)
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IA, OO
-------------------------------------------------------------------------------
(1) Based on 19,719,896 shares of Common Stock of Sunterra Corporation outstanding on February 6, 2006.



                                PAGE 2 OF 7 PAGES

-------------------------------------------------------------------------------
CUSIP No. 86787D 20 8         SCHEDULE 13D/A              Page 3 of 7 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON: JOHN D. ZIEGELMAN

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a) [x]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                 [_]
-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
                 NUMBER OF           7.   SOLE VOTING POWER
                    SHARES                562,772 (SEE ITEM 5)
                 BENEFICIALLY        ------------------------------------------
                   OWNED BY          8.   SHARED VOTING POWER
                EACH REPORTING            -0- (SEE ITEM 5)
                    PERSON           ------------------------------------------
                     WITH            9.   SOLE DISPOSITIVE POWER
                                          562,772 (SEE ITEM 5)
                                     ------------------------------------------
                                     10.  SHARED DISPOSITIVE POWER
                                          -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     562,772
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                                 [_]
-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.9% OF COMMON STOCK(1)
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------
(1) Based on 19,719,896 shares of Common Stock of Sunterra Corporation outstanding on February 6, 2006.




                                PAGE 3 OF 7 PAGES

-------------------------------------------------------------------------------
CUSIP No. 86787D 20 8         SCHEDULE 13D/A              Page 4 of 7 Pages

-------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON: MAGNETAR FINANCIAL LLC

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     04-3818748
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a) [X]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   SOURCE OF FUNDS
     OO
-------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                     [_]
-------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
-------------------------------------------------------------------------------
             NUMBER OF SHARES        7.   SOLE VOTING POWER
                 BENEFICIALLY             782,000 (SEE ITEM 5)
                   OWNED BY          ------------------------------------------
                EACH REPORTING       8.   SHARED VOTING POWER
                    PERSON                -0- (SEE ITEM 5)
                     WITH            ------------------------------------------
                                     9.   SOLE DISPOSITIVE POWER
                                          782,000 (SEE ITEM 5)
                                     ------------------------------------------
                                     10.  SHARED DISPOSITIVE POWER
                                          -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     782,000
-------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                             [_]
-------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.0% OF COMMON STOCK(1)
-------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     OO
-------------------------------------------------------------------------------
(1) Based on 19,719,896 shares of Common Stock of Sunterra Corporation outstanding on February 6, 2006.





                                PAGE 4 OF 7 PAGES

-------------------------------------------------------------------------------
CUSIP No. 86787D 20 8         SCHEDULE 13D/A              Page 5 of 7 Pages

-------------------------------------------------------------------------------

1.    NAME OF REPORTING PERSON: ZIEGELMAN PARTNERS, L.P.

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      36-4337005
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                        (a) [X]
                                                                        (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY
-------------------------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-------------------------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                               [_]
-------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-------------------------------------------------------------------------------
                 NUMBER OF           7.   SOLE VOTING POWER
                    SHARES                -0- (SEE ITEM 5)
                 BENEFICIALLY        ------------------------------------------
                   OWNED BY          8.   SHARED VOTING POWER
                EACH REPORTING            25,000 (SEE ITEM 5)
                    PERSON           ------------------------------------------
                     WITH            9.   SOLE DISPOSITIVE POWER
                                          -0- (SEE ITEM 5)
                                     ------------------------------------------
                                     10.  SHARED DISPOSITIVE POWER
                                          25,000 (SEE ITEM 5)
-------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,000
-------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                           [_]
-------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.1% OF COMMON STOCK(1)
-------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
        PN
-------------------------------------------------------------------------------
(1) Based on 19,719,896 shares of Common Stock of Sunterra Corporation outstanding on February 6, 2006.



                                PAGE 5 OF 7 PAGES

                                 SCHEDULE 13D/A

         CD Capital Management LLC, a Delaware limited liability company ("CD Capital"), John D. Ziegelman ("Mr. Ziegelman"), Magnetar Financial LLC, a Delaware limited liability company ("Magnetar"), and Ziegelman Partners, L.P., a Delaware limited partnership ("ZP-LP" and collectively with CD Capital, Mr. Ziegelman, and Magnetar, the "Reporting Persons") are jointly filing this Amendment No. 9 relating to the Statement of Beneficial Ownership on Schedule 13D, as filed with the Securities and Exchange Commission (the "Commission") on December 19, 2005, as amended by Amendment No. 1 thereto filed with the Commission on January 17, 2006, Amendment No. 2 thereto filed with the Commission on February 21, 2006, Amendment No. 3 thereto filed with the Commission on April 24, 2006, Amendment No. 4 thereto filed with the Commission on April 28, 2006, Amendment No. 5 thereto filed with the Commission on May 19, 2006, Amendment No. 6 thereto filed with the Commission on June 16, 2006, Amendment No. 7 thereto filed with the Commission on July 12, 2006 and Amendment No. 8 thereto filed with the Commission on July 26, 2006 (collectively, the "Schedule 13D").

         The purpose of this Amendment No. 9 is to report the appointment of Mr. Ziegelman as Chairman of a newly-formed Strategic Alternatives Committee of the Board of Directors of the Issuer on September 12, 2006. Except as set forth below, all Items of the Schedule 13D remain unchanged. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the
Schedule 13D.


ITEM 4. PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended to add the following information:

         On September 12, 2006, the Issuer's Board of Directors formed a three-member Strategic Alternatives Committee of the Board for the purpose of expediting the review and analysis of the Issuer's strategic alternatives for maximizing shareholder value and the sale of the Issuer's European operations. Also on that date, the Issuer's Board appointed Mr. Ziegelman as Chairman of the Strategic Alternatives Committee.





                                PAGE 6 OF 7 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: September 19, 2006

                                   CD CAPITAL MANAGEMENT LLC

                                   By: ZP II LP, its Managing Member

                                   By: C3 Management Inc., its General Partner

                                   BY: /s/ John D. Ziegelman

                                   Name: John D. Ziegelman
                                   Title: President



                                   MAGNETAR FINANCIAL LLC

                                   By: /s/ Paul Smith

                                   Name: Paul Smith
                                   Title: General Counsel



                                   ZIEGELMAN PARTNERS, L.P.

                                   By: /s/ John D. Ziegelman

                                   Name: John D. Ziegelman
                                   Title: Managing Agent



                                   /s/ John D. Ziegelman

                                   JOHN D. ZIEGELMAN